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                                                                   EXHIBIT 23.01

                                THE 3DO COMPANY

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The 3DO Company:

     We consent to incorporation by reference in the registration statements (Nos. 33-71620, 33-80872, 33-84250, 33-84248, 33-96560, 33-96562 and 333-20877)
on Form S-8 and the registration statement (No. 333-11119) on form S-3 of The 3DO Company of our report dated May 14, 1997 except as to Note Q, which is as of June 23, 1997, relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1997 and 1996, and their related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997, annual report on Form 10-K of The 3DO Company.

San Jose, California
June 25, 1997